FedFirst Financial Corporation 8-K

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces First Quarter 2010 Results

MONESSEN, PA— April 28, 2010 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $374,000 for the three months ended March 31, 2010 compared to $319,000 for the three months ended March 31, 2009. Basic and diluted earnings per share were $0.06 for the three months ended March 31, 2010 compared to $0.05 for the three months ended March 31, 2009.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “We are encouraged by the continued progress our company has made toward sustainable financial performance including:

•	Five consecutive quarters of positive earnings supported by both our banking and insurance operations.
•	Deposit growth of $10.9 million in the first quarter of 2010.
•	A net interest margin of 3.09%, up from 2.75% year to year.

We remain cautious in the face of an unsettled economy which includes soft loan demand.  However, our commitment to building a viable financial services company resonates throughout our team of professionals.”

First Quarter Results

Net interest income for the three months ended March 31, 2010 increased 12.6%, or $280,000 to $2.5 million compared to $2.2 million for the three months ended March 31, 2009. Interest rate spread and net interest margin were 2.81% and 3.09%, respectively, for the three months ended March 31, 2010 compared to 2.43% and 2.75%, respectively, for the three months ended March 31, 2009. The improvement in interest rate spread and net interest margin is primarily attributable to lower costs on deposits coupled with a reduction in borrowings.

The provision for loan losses was $200,000 for the three months ended March 31, 2010 compared to $160,000 for the three months ended March 31, 2009. The increase in the provision is primarily related to an increase in nonperforming loans. Total nonperforming loans increased to $1.7 million at March 31, 2010 compared to $1.2 million at December 31, 2009 and $817,000 at March 31, 2009. Nonperforming loans at March 31, 2010 is comprised of nine residential real estate loans totaling $873,000, three consumer loans totaling $217,000 and two commercial real estate loans totaling $582,000. The increase from December 31, 2009 to March 31, 2010 is primarily related to six residential and one commercial real estate loans totaling $1.1 million at March 31, 2010 partially offset by two multi-family real estate loans totaling $634,000 that were transferred to real estate owned in the first quarter of 2010. Current conditions in the housing and credit markets also contributed to the increase in the provision. Net charge-offs were $92,000 for the three months ended March 31, 2010 compared to $232,000 for the three months ended December 31, 2009 and $13,000 for the three month ended March 31, 2009.

Noninterest expense increased $184,000 to $2.6 million for the three months ended March 31, 2010 compared to $2.4 million for the three months ended March 31, 2009, primarily due to an increase in FDIC insurance premiums as a result of a change in the assessment calculation.

Balance Sheet Review

Total assets decreased $3.9 million to $349.4 million at March 31, 2010 compared to $353.3 million at December 31, 2009. Loans, net decreased $7.0 million primarily due to paydowns, $3.7 million of payoffs of residential real estate and commercial loans and soft loan demand. In addition, $724,000 of loans was transferred to real estate owned, which included two multi-family real estate loans totaling $634,000. Securities decreased $2.9 million primarily due to paydowns. Deposits increased $10.9 million, primarily in money market and certificates of deposit. Borrowings decreased $16.0 million due to funds generated through deposit growth and loan and security paydowns.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

* * * * *

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	March 31,	December 31,
	2010	2009
Selected Financial Condition Data:
Total assets	$349,359	$353,293
Cash and cash equivalents	12,702	7,496
Securities available-for-sale	76,689	79,559
Loans receivable, net	233,428	240,387
Deposits	204,478	193,581
Borrowings	96,539	112,511
Equity	43,220	42,443

	(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
Selected Operations Data:
Total interest income	$4,364	$4,570
Total interest expense	1,864	2,350
Net interest income	2,500	2,220
Provision for loan losses	200	160
Net interest income after provision for loan losses	2,300	2,060
Noninterest income	926	913
Noninterest expense	2,582	2,398
Income before income tax expense and noncontrolling
interest in net income of consolidated subsidiary	644	575
Income tax expense	237	218
Net income before noncontrolling interest
in net income of consolidated subsidiary	407	357
Noncontrolling interest in net income of consolidated subsidiary	33	38
Net income of FedFirst Financial Corporation	$374	$319

Earnings per share - basic and diluted	$0.06	$0.05
Weighted average shares outstanding - basic and diluted	6,106,528	6,077,749

	Three Months Ended
	March 31,
	2010	2009
Selected Financial Ratios(1):
Return on average assets	0.43%	0.37%
Return on average equity	3.48	3.20
Average interest-earning assets to average interest-bearing liabilities	112.57	111.08
Average equity to average assets	12.23	11.41
Interest rate spread	2.81	2.43
Net interest margin	3.09	2.75

	Period Ended
	March 31,	December 31,
	2010	2009
Allowance for loan losses to total loans	1.10%	1.03%
Allowance for loan losses to nonperforming loans	156.52	203.82
Nonperforming loans to total loans	0.70	0.50
Nonperforming assets to total assets	0.78	0.47
Net charge-offs to average loans	0.04	0.16
Tier 1 (core) capital and tangible equity (2)	10.40	10.12
Tier 1 risk-based capital (2)	19.00	18.20
Total risk-based capital (2)	20.25	19.45
Book value per share	$6.83	$6.71

(1) Three months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.